Exhibit 99.1

MONOGRAM RESIDENTIAL TRUST, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2015 RESULTS

- Reports Same Store NOI Growth for the Full Year 2015 of 4.5% -

- Increases Proportionate Quarterly Stabilized Same Store NOI by 8.0% in Q4 2015 vs. Q4 2014 -

- Increases Same Store Average Monthly Rent 3.5% for Fourth Quarter 2015 to $1,825 per Unit -

- Increases Total Consolidated Revenues by 15.4% in Q4 2015 vs. Q4 2014 -

- Introduces 2016 Guidance -

PLANO, TX—February 25, 2016 — Monogram Residential Trust, Inc., (NYSE: MORE) (“Monogram” or the “Company”) an owner, operator and developer of luxury apartment communities with a significant presence in select coastal markets across the United States, today reported operational and financial results for the fourth quarter and full year 2015.

“We are pleased with our fourth quarter results, which represent a strong finish to 2015. We realized proportionate quarterly stabilized same store Net Operating Income (“NOI”) growth of 8.0% in the fourth quarter. Our fourth quarter consolidated same store NOI grew by 7.0%, as we realized a 3.5% increase in rental revenue per unit and increased occupancy by 190 basis points. For the full year, we grew our consolidated same store NOI by 4.5%, which exceeded the high end of our guidance range. Through year end 2015, we have also made substantial progress on our cumulative development program that we outlined at the time of our listing, which is now 84% complete based on our proportionate share of total economic cost. Looking ahead, we expect to capture embedded NOI growth as we achieve stabilized occupancy in the back half of 2016 and throughout 2017. We will continue to work diligently to create long term value for our shareholders through strong operations, stabilizing our development properties, crystallizing embedded value through selective asset sales, and being prudent about capital allocation and our balance sheet,” stated Mark T. Alfieri, Chief Executive Officer, President, Chief Operating Officer and Director of Monogram.

Fourth Quarter 2015 Highlights

•                  Achieved Core Funds From Operations (“FFO”) of $0.08 per fully diluted share, compared to $0.09 per fully diluted share for the quarter ended December 31, 2014

•                  Reported net loss available to shareholders of $5.9 million, or $(0.04) per fully diluted share, compared to a net loss available to shareholders of $6.2 million, or $(0.04) per fully diluted share in the quarter ended December 31, 2014.

•                  Achieved occupancy in the Company’s Same Store portfolio of 95.5% with an average monthly rental revenue per unit of $1,825, an increase of 3.5% compared to the fourth quarter 2014.

•                  The Company declared a $0.075 per share dividend which was paid on January 5, 2016 to shareholders of record on December 29, 2015.

•                  Acquired a multifamily development community located in Miami, FL, utilizing a like-kind exchange from the sale of a Houston asset in the third quarter, for a gross purchase price before closing costs of $48.0 million that was 96% complete at acquisition.

Full Year 2015 Highlights

•                  Achieved Core FFO of $0.39 per fully diluted share, compared to $0.34 per fully diluted share for the full year 2014.

•                  Reported net income available to shareholders of $73.8 million, or $0.44 per fully diluted share, compared to net loss available to shareholders of $6.1 million, or $(0.04) per fully diluted share in 2014.

•                  Acquired two multifamily communities in lease up in San Diego, CA and Boca Raton, FL for a gross purchase price, before closing costs, of $84.0 million and $81.7 million, respectively, utilizing like-kind exchanges from asset sales in Chicago and Houston in the second and third quarters.

•                  Acquired PGGM’s joint venture equity interests in six multifamily communities and one mezzanine loan for a gross purchase price of approximately $224.6 million.

•                  Obtained a $200 million credit facility and one new construction financing with total commitments of $40.6 million.

•                  Refinanced three separate multifamily communities with a combined debt balance of $97.5 million.

Financial Results for the Fourth Quarter 2015

Core FFO totaled $13.5 million or $0.08 per fully diluted share, as compared to $15.5 million or $0.09 per fully diluted share, for the same period in 2014.

The Company reported net loss available to shareholders of $5.9 million, or $(0.04) per fully diluted share, compared to a net loss available to shareholders of $6.2 million, or $(0.04) per fully diluted share in the quarter ended December 31, 2014.

Financial Results for the Full Year 2015

Core FFO totaled $64.9 million or $0.39 per fully diluted share, as compared to $58.2 million or $0.34 per fully diluted share, for the full year 2014.

The Company reported a net income available to shareholders of $73.8 million, or $0.44 per fully diluted share, which includes $83.0 million of gains on sales of real estate, compared to net loss available to shareholders of $6.1 million, or $(0.04) per fully diluted share in 2014.

Same Store Portfolio Results

For the 29 Same Store communities, our proportionate share of fourth quarter 2015 Same Store NOI increased 8.3% to $21.3 million, compared to $19.7 million in the fourth quarter of 2014.  Our proportionate share of Same Store revenue increased 6.0% compared to the same period in 2014.  Average revenue per unit within the Same Store consolidated portfolio increased 3.5% from $1,764 as of December 31, 2014 to $1,825 as of December 31, 2015, and occupancy was 95.5%, an increase of 1.9%, on a weighted average basis, from the same period in 2014.

For the 31 Quarterly Stabilized Same Store communities, our proportionate share of fourth quarter 2015 Quarterly Stabilized Same Store NOI increased 8.0% to $23.1 million, compared to $21.4 million in the fourth quarter of 2014.  Our proportionate share of Quarterly Stabilized Same Store revenue increased 5.8% compared to the same period in 2014.

On a full year basis, our proportionate share of 2015 Same Store revenue increased 4.7% to $128.2 million from $122.4 million in 2014.  Same Store expenses increased to $45.3 million from $43.4 million from the full year 2014.  Same Store NOI increased to $82.9 million from $79.0 million.

The Company defines Same Store communities as those that are stabilized and comparable for both the current and the prior reporting year. The Company considers a property to be stabilized generally upon achieving 90% occupancy.  The Company defines Quarterly Stabilized Same Store communities as those that are stabilized and comparable for both the current quarter and the prior year quarter.

Total Portfolio Results

Total consolidated revenues for the fourth quarter 2015 increased 15.4% to $63.1 million from $54.7 million in the same period in 2014.  Total portfolio operating expenses increased to $25.2 million from $21.2 million. Both increases are primarily attributed to the lease up of the Company’s development projects.  Total portfolio NOI increased 13.2% to $37.9 million from $33.5 million in the fourth quarter 2014.

Development Activity

The following five operating communities were completed during the year ended December 31, 2015, adding 1,614 units to the Company’s portfolio:

•                  Point 21, located in Denver, Colorado, contains 212 units and was 95% occupied at quarter end. The Company’s proportionate ownership is 55% and the property was stabilized in the third quarter of 2015.

•                  SEVEN, located in Austin, Texas, contains 220 units and was 94% occupied at quarter end. The Company’s proportionate ownership is 55% and the property was stabilized in the fourth quarter 2015.

•                  Cyan on Peachtree, located in Atlanta, Georgia, contains 329 units and was 68% occupied at quarter end.  The Company’s proportionate ownership is 55% and the property is expected to be stabilized by the second quarter 2016.

•                  Zinc, located in Cambridge, Massachusetts, contains 392 units and was 13% occupied at quarter end.  The Company’s proportionate ownership is 55% and the property is expected to be stabilized by the first quarter 2017.

•                  Nouvelle, in Tysons Corner, Virginia, contains 461 units and was 8% occupied at December 31, 2015.  The Company’s proportionate ownership is 55% and the property is expected to be stabilized by the third quarter 2017.

As of December 31, 2015, Monogram’s existing development program, which currently consists of ten communities in lease up or under construction with 3,406 planned units is 79% complete based on our proportionate share of total economic costs and all but one of our projects are expected to be completed and stabilized by the end of 2017.  Five of these developments are currently leasing and are 24% occupied on a weighted average basis.  At quarter end, a consolidated total of approximately $868 million had been incurred for these development projects.

The cumulative development program that was outlined at the time of Monogram’s listing is 84% complete based on our proportionate share of total economic costs.

Financing and Capital Transactions

At quarter end, the Company had total debt outstanding of $1.5 billion, including debt held at the co-investment venture level. The Company’s share of contractual debt totaled $1.0 billion. The Company’s debt had a weighted average interest rate of 3.27%.

As of December 31, 2015, the Company had $83.7 million in cash and cash equivalents, and $49.0 million outstanding on the Company’s credit facilities.  At quarter end, the Company had two credit facilities, consisting of a $150 million credit facility and a $200 million revolving credit facility.

At December 31, 2015 the Company had approximately 167.2 million diluted common shares outstanding.

Monogram defines co-investment venture level debt as an obligation of the co-investment venture and not an obligation or contingency for the Company.

Acquisition/Disposition Activity

In December 2015, utilizing a like-kind exchange from the sale of its Houston asset, the Company acquired The Mile, a 120-unit multifamily community located in Miami, Florida, for an aggregate gross purchase price of $48.0 million, excluding closing costs. As of December 31, 2015, the development was classified as construction in progress and is 96% complete. The Mile is expected to be completed in the second quarter of 2016.

Quarterly Dividend Declaration

On November 12, 2015, the Company declared a cash dividend of $0.075 per common share.  The dividend was paid on January 5, 2016 to shareholders of record at the close of business on December 29, 2015.

Outlook

Monogram expects its 2016 proportionate share of same store NOI growth to be between 4.5% and 5.5%.

Conference Call

The Company will hold a conference call on Thursday, February 25, 2016 at 5:00 p.m. Eastern Time to review its fourth quarter and full year 2015 results and discuss its outlook for future performance. To participate in the call, please dial 1-877-407-9039 (Domestic) or 1-201-689-8470 (International), or join the live webcast of the conference call by accessing the Investor Relations section of the Company’s website at www.monogramres.com.  Please log on at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. Select the “Fourth Quarter 2015 Earnings Conference Call” link. The webcast will be archived for 90 days.

Forward-Looking Statements

Certain statements made in this press release and other written or oral statements made by or on behalf of the Company, may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Examples of such statements in this press release and in the Company’s outlook include, expectations regarding apartment market conditions, expectations regarding future operating conditions, including the Company’s current outlook as to expected funds from operations, core funds from operations, revenue, operating expenses, net operating income, capital expenditures, depreciation, gains on sales and net income, anticipated development activities (including projected construction expenditures and timing), expectations regarding use of proceeds from unsecured bank credit facilities, and expectations regarding offerings of the Company’s common stock and the use of proceeds thereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

The following are some of the factors that could cause the Company’s actual results and its expectations to differ materially from those described in the Company’s forward-looking statements: we may abandon or defer development opportunities for a number of reasons, including changes in local market conditions which make development less desirable, increases in costs of development, increases in the cost of capital or lack of capital availability, resulting in losses; construction costs of a community may exceed our original estimates; we may not complete construction and lease-up of communities under development or redevelopment on schedule, resulting in increased interest costs and construction costs and a decrease in our expected rental revenues; occupancy rates and market rents may be adversely affected by competition and local economic and market conditions which are beyond our control; financing may not be available on favorable terms or at all, and our cash flows from operations and access to cost effective capital may be insufficient for the development of our program which could limit our pursuit of opportunities; our cash flows may be insufficient to meet required payments of principal and interest, and we may be unable to refinance existing indebtedness or the terms of such refinancing may not be as favorable as the terms of existing indebtedness; and we may be unsuccessful in managing changes in our portfolio composition. Other important risk factors regarding the Company are included under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and may be discussed in subsequent filings with the SEC. The risk factors discussed in the Form 10-K under the caption “Risk Factors” are specifically incorporated by reference into this press release.

About Monogram

Monogram Residential Trust, Inc. (“Monogram”), is a fully integrated self-managed real estate investment trust that invests in, develops and operates high quality multifamily communities offering location and lifestyle amenities. Monogram invests in stabilized operating properties and properties in various phases of development, with a focus on communities in select markets across the United States. Monogram’s portfolio includes investments in 56 multifamily communities in 10 states comprising 15,569 apartment homes.

Balance Sheet

(in thousands) (unaudited)

	December 31, 2015	December 31, 2014
Assets
Real estate
Land	$497,360	$389,885
Buildings and improvements	2,627,693	2,033,819
	3,125,053	2,423,704
Less: accumulated depreciation	(357,036)	(280,400)
Net operating real estate	2,768,017	2,143,304
Construction in progress, including land	333,153	716,930
Total real estate, net	3,101,170	2,860,234

Cash and cash equivalents	83,727	116,407
Intangibles, net	18,066	21,485
Other assets, net	80,183	110,282
Total assets	$3,283,146	$3,108,408

Liabilities
Mortgages and notes payable	$1,473,034	$1,186,481
Credit facilities payable	49,000	10,000
Construction costs payable	36,975	75,623
Accounts payable and other liabilities	28,922	28,053
Deferred revenues, primarily lease revenues, net	19,451	18,955
Distributions payable	12,494	12,485
Tenant security deposits	5,616	4,586
Total liabilities	1,625,492	1,336,183

Redeemable, noncontrolling interests	29,073	32,012

Equity
Preferred stock	—	—
Common stock	17	17
Additional paid-in capital	1,436,254	1,492,799
Cumulative distributions and net income (loss)	(269,523)	(293,350)
Total equity attributable to common stockholders	1,166,748	1,199,466
Non-redeemable noncontrolling interests	461,833	540,747
Total equity	1,628,581	1,740,213
Total liabilities and equity	$3,283,146	$3,108,408

Income Statement

(in thousands, except per share amounts) (unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014

Rental revenues	$63,129	$54,705	$238,068	$209,025

Expenses:
Property operating expenses	18,656	14,720	67,484	55,940
Real estate taxes	8,747	7,847	34,443	29,842
Asset management fees	—	—	—	3,843
General and administrative expenses	6,130	4,231	20,813	15,627
Acquisition expenses	5	—	641	(17)
Transition expenses	—	6,006	—	12,672
Investment and other development expenses	311	357	4,171	1,197
Interest expense	9,485	6,085	30,351	21,424
Amortization of deferred financing costs	1,416	756	4,280	2,486
Depreciation and amortization	28,139	24,458	102,726	93,308
Total expenses	72,889	64,460	264,909	236,322

Interest income	2,216	2,737	10,172	10,554
Loss on early extinguishment of debt	—	—	—	(230)
Equity in income of investments in unconsolidated real estate joint ventures	—	189	250	770
Other income, net	55	108	127	63
Loss from continuing operations before gains on sales of real estate	(7,489)	(6,721)	(16,292)	(16,140)
Gains on sales of real estate	—	244	82,975	16,411

Net income (loss)	(7,489)	(6,477)	66,683	271

Net income (loss) attributable to noncontrolling interests	1,554	326	7,112	(6,388)
Net income (loss) available to the Company	(5,935)	(6,151)	73,795	(6,117)
Dividends to preferred stockholders	(2)	(2)	(7)	(7)
Net income (loss) attributable to common stockholders	$(5,937)	$(6,153)	$73,788	$(6,124)

Weighted average number of common shares outstanding - basic	166,628	168,818	166,561	168,793
Weighted average number of common shares outstanding - diluted	167,247	169,066	167,205	169,029

Basic and diluted earnings (loss) per common share	$(0.04)	$(0.04)	$0.44	$(0.04)

Non-GAAP Performance Financial Measures and Definitions

In addition to our net income (loss) which is presented in accordance with GAAP, we also present certain supplemental non-GAAP performance measurements.  These measurements are not to be considered more relevant or accurate than the performance measurements presented in accordance with GAAP.  In compliance with SEC requirements, our non-GAAP measurements are reconciled to net income, the most directly comparable GAAP performance measure.  As with other non-GAAP performance measures, neither the SEC nor any other regulatory body has passed judgment on these non-GAAP performance measures.

Net Operating Income (“NOI”), Same Store NOI, and Quarterly Stabilized Same Store NOI

We define NOI as consolidated rental revenue, less consolidated property operating expenses and real estate taxes.  We believe that NOI provides a supplemental measure of our operating performance because NOI reflects the operating performance of our properties and excludes items that are not associated with real estate industry defined property operations, such as general and administrative expenses, corporate property management expenses, property management fees, depreciation expense, impairment and interest expense.  NOI also excludes revenues not associated with property operations, such as interest income and other non-property related revenues.  NOI may be helpful in evaluating all of our multifamily operations and providing comparability to other real estate companies.

We define Same Store NOI as NOI for our stabilized multifamily communities that are comparable between periods.  We define Quarterly Stabilized Same Store NOI as NOI for our stabilized communities that are comparable for both the current quarter and the prior year quarter.  We view both Same Store NOI and Quarterly Stabilized Same Store NOI as important measures of the operating performance of our properties because they allow us to compare operating results of properties owned for the entirety of the current and comparable periods and therefore eliminates variations caused by lease-up activity, acquisitions or dispositions during the periods.

NOI, Same Store NOI, and Quarterly Stabilized Same Store NOI should not be considered as replacements for GAAP net income as they exclude certain income and expenses that are material to our operations.  Additionally, NOI, Same Store NOI, and Quarterly Stabilized Same Store NOI may not be useful in evaluating net asset value or impairments as they also exclude certain GAAP income and expenses and non-comparable properties.  Investors are cautioned that NOI, Same Store NOI, and Quarterly Stabilized Same Store NOI should only be used to assess the operating performance trends for the properties included within the definition.

The following table presents a reconciliation of our net income (loss) to NOI, Same Store NOI, and Quarterly Stabilized Same Store NOI for our multifamily communities for the quarters and years ended December 31, 2015 and 2014:

(in thousands) (unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Reconciliation of net income (loss) to NOI, Same Store NOI and Quarterly Stabilized Same Store NOI:
Net income (loss)	$(7,489)	$(6,477)	$66,683	$271

Adjustments to reconcile net income (loss) to NOI:
Corporate property management expenses	2,165	1,344	7,786	6,970
General and administrative expenses	6,130	4,231	20,813	15,627
Asset management expenses	—	—	—	3,843
Transition expenses	—	6,006	—	12,672
Interest expense	9,485	6,085	30,351	21,424
Amortization of deferred financing costs	1,416	756	4,280	2,486
Depreciation and amortization	28,139	24,458	102,726	93,308
Interest income	(2,216)	(2,737)	(10,172)	(10,554)
Gains on sales of real estate	—	(244)	(82,975)	(16,411)
Investment and other development expenses	311	357	4,171	1,197
Other, net	(49)	(298)	264	(623)
NOI	37,892	33,481	143,927	130,210

Less: non-comparable
Rental revenue	(17,058)	(11,131)	(56,962)	(35,766)
Property operating expenses, including real estate taxes	8,949	5,487	29,635	17,122
Same Store NOI	29,783	27,837	$116,600	$111,566

Plus: additional same store communities effective October 1, 2014
Rental revenue	3,141	3,052	N/A	N/A
Property operating expenses, including real estate taxes	(1,070)	(1,085)	N/A	N/A
Quarterly Stabilized Same Store NOI	$31,854	$29,804	N/A	N/A

Funds from Operations and Core FFO

Funds from operations (“FFO”) is a non-GAAP performance financial measure that is widely recognized as a measure of REIT operating performance.  We use FFO as currently defined by NAREIT to be net income (loss), computed in accordance with GAAP and gains (or losses) from sales of property (including deemed sales and settlements of pre-existing relationships), plus depreciation and amortization on real estate assets, impairment write-downs of depreciable real estate or of investments in unconsolidated real estate partnerships, joint ventures and subsidiaries that are driven by measurable decreases in the fair value of depreciable real estate assets, and after related adjustments for unconsolidated partnerships, joint ventures and subsidiaries and noncontrolling interests.

Core FFO is calculated starting from FFO adjusted for loss on early extinguishment of debt, acquisition expenses, contingent purchase price adjustments, gain or loss on derivative fair value adjustments and non-recurring expenses, such as transition expenses.

We believe that FFO and Core FFO are helpful to our investors and our management as measures of operating performance because they exclude real estate-related depreciation and amortization, impairments of depreciable real estate, gains and losses from property dispositions, and extraordinary items, and as a result, when compared year to year, highlights the impact on operations from trends in occupancy rates, rental rates, operating costs, development activities (including capitalized interest and other costs during the development period), general and administrative expenses, and interest costs, which may not be immediately apparent from net income.  Historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate and intangibles diminishes predictably over time independent of market conditions or the physical condition of the asset.  Since real estate values have historically risen or fallen with market conditions (which includes property level factors such as rental rates, occupancy, capital improvements, status of developments and competition, as well as macro-economic factors such as economic growth, interest rates, demand and supply for real estate and inflation), many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting alone to be insufficient.  As a result, our management believes that the use of FFO, together with the required GAAP presentations, is helpful for our investors in understanding our performance.  Factors that impact FFO include property operations, start-up costs, fixed costs, acquisition expenses, interest on cash held in accounts or loan investments, income from portfolio properties, operating costs during the lease up of developments, interest rates on acquisition financing and general and administrative expenses.  In addition, FFO will be affected by the types of investments in our and our co-investment ventures’ portfolios, which include, but are not limited to, equity and mezzanine, and bridge loan investments in existing operating properties and properties in various stages of development and the accounting treatment of the investments in accordance with our accounting policies.  Core FFO is useful because it adjusts for one-time items which increases comparability to other REITs.

FFO and Core FFO should not be considered as alternatives to net income (loss), nor as an indication of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to fund distributions.  FFO and Core FFO are also not useful measures in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining FFO and Core FFO.  Although the Company has not historically incurred any significant impairment charges, investors are cautioned that we may not recover any impairment charges in the future.  Accordingly, FFO and Core FFO should be reviewed in connection with GAAP measurements.  Our FFO and Core FFO as presented may not be comparable to amounts calculated by other REITs.

The following table presents our calculation of FFO and Core FFO, net of noncontrolling interests, and provides additional information related to our operations for the quarters and years ended December 31, 2015 and 2014:

(in thousands, except per share amounts) (unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
FFO:
Net income (loss) attributable to common stockholders	$(5,937)	$(6,153)	$73,788	$(6,124)
Add (deduct) NAREIT defined adjustments - our share:
Real estate depreciation and amortization	19,640	15,680	70,426	59,995
Gains on sales of real estate	—	(27)	(82,975)	(8,991)
Impairment expense	—	—	3,128	—
FFO - NAREIT defined	13,703	9,500	64,367	44,880

Add (deduct) adjustments to arrive at Core FFO - our share:
Loss on early extinguishment of debt	—	—	—	128
Transition expenses	—	6,006	—	12,672
Loss on derivative fair value adjustment	1	22	20	201
Acquisition expenses (including start up expenses)	211	—	918	54
Fair value adjustments related to business combinations	(450)	—	(414)	250
Core FFO	$13,465	$15,528	$64,891	$58,185

Weighted average number of common shares outstanding - basic	166,628	168,818	166,561	168,793
Weighted average number of common shares outstanding - diluted	167,247	169,066	167,205	169,029

Per common share amounts - basic and diluted:
Net income (loss) attributable to common stockholders	$(0.04)	$(0.04)	$0.44	$(0.04)
FFO	$0.08	$0.06	$0.38	$0.27
Core FFO	$0.08	$0.09	$0.39	$0.34

Other Definitions

Our Share — A non-GAAP presentation of financial amounts at our effective cash share based on our participation in distributable operating cash. The amounts include our share of unconsolidated joint ventures and excludes noncontrolling interest in consolidated joint ventures.  Our share presentations may be useful in analyzing our financial information by providing revenues, expenses, assets and liabilities attributable only to our shareholders.

Total Estimated Costs — A non-GAAP measure representing costs for all on-site development and construction costs recognized for GAAP, but including certain items expensed for GAAP (primarily specific financing and operating expenses incurred during lease up) and excluding certain GAAP costs related to consolidated allocated costs, former sponsor-related fees and other non-cash capitalized cost items.

Contact:

Investor Relations

Stephen Swett

(469) 250-5638

ir@monogramres.com